                                                                 Exhibit 3.42(c)


                            (BENTLEY COAL COMPANY)



                             PARTNERSHIP AGREEMENT

                                     dated


                             as of January 1, 1998


                                    between


                          ROARING CREEK COAL COMPANY


                                      and


                        GRASSY COVE COAL MINING COMPANY

                             PARTNERSHIP AGREEMENT


     THIS AGREEMENT, dated as of January 1, 1998, by and between Roaring Creek Coal Company, a Delaware corporation and a wholly-owned subsidiary of AMAX Inc. ("Roaring Creek"), and Grassy Cove Coal Mining Company, a Delaware corporation and an indirect wholly-owned subsidiary of Petrolina S.A. ("Grassy Cove").

                                  WITNESSETH:

     WHEREAS, Roaring Creek and Grassy Cove and their respective Affiliates are the joint owners of certain properties, equipment and operations for the production of coal in the State of West Virginia (the "Bentley Operations"); and

     WHEREAS, the parties hereto have entered into this Agreement to form a partnership to conduct certain business related to the Bentley Operations.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

     Section 1.1    Definitions.  As used in this Agreement terms defined above
                    -----------
have the meanings set forth above and the following terms have the following meanings:

     "Accounting Procedure" means the Accounting Procedure attached as Exhibit
     A.

     "Act" means the Uniform Partnership Act of the State of New York, as amended from time to time, and any successor statutes.

     "Act of the Partners" means an act taken by the Executive Committee of the Partnership in accordance with Section 5.2.

     "Affiliate" of any Partner means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is in common control with, a Partner and for purposes of Section 11.2 specifically includes any joint venture or partnership in which such Partner has an interest of at least 50 percent. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to elect a majority of the Board of Directors or other governing body or to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     "Agreement" means this Partnership Agreement, as amended from time to time, together with the Exhibits hereto.

     "Appalachia" means the area encompassed by and including Pennsylvania, West Virginia, Eastern Kentucky (as generally understood in the coal industry, Tennessee, Maryland, Ohio, Virginia and Alabama, U.S.A.

     Budget" for any Year means a plan in reasonable detail, including dates and places, of Operations carrying out the purposes of the Partnership, to be conducted during such Year, together with such forecasts or projections as to Operations for subsequent periods as may be appropriate and a detailed estimate of all costs to be incurred by the Partnership during or with respect to such Year and other cash items with respect to the plan of Operation for such period, and shall include items setting forth anticipated revenue, any reserve for contingencies and itemized expenditures for capital items, and a schedule of the estimated time of expenditures and receipt of revenue.

     "Business Day" means any day other than a day on which banks in new York City are closed.

     Coal Property" means any fee, surface or mineral estate in Appalachia purchased, leased or then held, by a Partner or any Affiliate with the primary intention of exploring for or developing or recovering coal, ro any property or interest in Appalachia with respect to which any Partner or an Affiliate is then actually exploring or developing or recovering coal.

     "Code" means the internal Revenue Code of 1986, as amended.

     "Executive Committee" means the Executive Committee of the Partnership established under Article V.

     "Major Partner" means a Partner having (together with its Affiliates, a Partnership interest at least equal to 25 percent.

     "Management Services Agreement" means the Management Services Agreement dated as of the date hereof between the Partnership and FINAMAX, as amended from time to time, or any replacement management services agreement with any Manager.

     "Net Losses" means the excess of partnership expenses over partnership revenues as periodically determined on an accrual basis in accordance with generally accepted accounting principles.

     "Net Profits" means the excess of partnership revenues over partnership expenses as periodically determined on an accrual basis in accordance with generally accepted accounting principles.

     "Operations" means the activities of the Partnership implementing he purposes set forth in Section 2.4.

     "Partner" means Roaring Creek or Grassy Cove and "Partners" means both Roaring Creek and Grassy Cove and in each case includes any successor of either or both.

     "Partnership Item" has the meaning set forth in Section 6231(a)(3) of the Code or any successor provision.

     "Partnership" means the Partnership between he Partners established by this Agreement.

     'Partnership Interest" has the meaning set forth in Section 2.6.

     "Prime Rate" means the rate of interest publicly announced from time to time in New York City by Bank of America as its prime rate.

     "Tax Maters Partner" has the meaning set forth in Section 6231(a)(7) of the Code of any successor provisions.

     All references to money in this Agreement are references to amounts in United States dollars.

                                  ARTICLE II

                                The Partnership
                                ---------------

     Section 2.1.   Establishment of Partnership.  Roaring Creek and Grassy Cove
                    ----------------------------
hereby enter into and form a general partnership under the Act for the purposes set forth in this Article II. The rights and obligations of the Partners and the administration of the partnership will be governed by the terms of this Agreement. The existence and business of the Partnership shall not be affected by the withdrawal of any Partner and the parties shall continue as partners of a partnership under this Agreement until the Partnership terminates pursuant to
Article X hereof.

     Section 2.2.   Name.  The name of the Partnership shall be Bentley Coal
                    ----
Company. The name may be changed by agreement of all the Partners. The Partners shall execute and cause to be filed any assumed or fictitious name certificates required to be filed in connection with the formation and activities of the partnership.

     Section 2.3.   Offices.  The principal place of business of the Partnership
                    -------
shall be at such location as the Executive Committee shall select. The Partnership shall also maintain offices at such other locations as the Executive Committee may from time to time select.

     Section 2.4.   Purposes and Certain Powers.  The purposes of the
                    ---------------------------
Partnership shall be:

     a) purchasing and selling coal, whether for its own account or for the account of others;

     b) conducting exploration and mining activities on its behalf or for other coal producers and purchasers;

     c) identifying and evaluating new properties for the West Virginia Operations and new business opportunities for the Partnership;

     d) purchasing equipment and facilities for its own use or for lease or sublease to contractors who are themselves to contracts with the Partnership;

     e) contracting with contractors or contract miners for performance of mining work;

     f)   acquiring coal properties for development and mining; and

     g) engaging in activities necessary, appropriate or incidental to any of the foregoing purposes.

The Partnership shall have the power to do any act and thing and to enter into any contract incidental to, or necessary, proper, desirable or advisable for, the accomplishment or attainment of any purpose of the Partnership set forth in this Agreement.

     Section 2.5.   Scope of Partners' Authority.  Except as otherwise
                    ----------------------------
specifically provided in this Agreement or agreed to in writing by all of the Partners, no Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of, or to bind, any other Partner or the Partnership. Each Partner shall indemnify and hold harmless each other Partner and its directors, officers, employees and representatives, from and against any and all losses, claims, damages and liabilities arising out of any act of or any assumption of any obligation or responsibility by any such Partner or any of its directors, officers, employees or representatives, done or undertaken or apparently done or undertaken on behalf of such other Partner, other than pursuant to and in accordance with the authorization granted herein or by further express agreement of the Partners.

     Section 2.6.   Partnership Interests.  Each Partner's initial percentage
                    ---------------------
interest in the Partnership and the Net Profits and Net Losses of the Partnership (the "Partnership Interest") shall be 50 percent, and thereafter shall be subject to adjustments by agreement of the Partners or by assignment, sale or transfer as therein provided.

     Section 2.7.   Competition.    Nothing in this Agreement shall prevent a
                    -----------
Partner at any time and without notice to or agreement by the other Partner or the Partnership from engaging in any business activities of any character which are neither conducted in, nor conducted with respect to property located in, Appalachia, whether or not the Partnership is then doing business outside Appalachia, or from engaging in any business activities conducted in, or with respect to property located in, Appalachia, which are not related to the coal business in Appalachia.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

        Section 3.1.  Representations and Warranties of Roaring Creek.  Roaring
                      -----------------------------------------------
Creek represents and warrants to Grassy Cove that:

        (a) Roaring Creek is a corporation duly incorporated and in good standing in Delaware;

        (b) Roaring Creek has full power and authority to enter into and perform this Agreement and, as a Partner of the Partnership, to execute and deliver the Management Services Agreement and the execution, delivery and performance of this Agreement and all transactions contemplated hereby and, as a Partner of the Partnership, the execution and delivery of the Management Services Agreement have been duly authorized and approved by all necessary action of its Board of Directors and this Agreement is the valid and binding agreement of Roaring Creek and the Management Services Agreement are each valid and binding agreements of it as a Partner in the Partnership; and

        (c) the execution, delivery and performance by Roaring Creek of this Agreement and, as a Partnership of the Partnership, the Management Services Agreement do not and will not conflict with or constitute a violation of any judgment, order, decree, other agreement or arrangement to which Roaring Creek or any Affiliate thereof is a party or by which any of them is bound or require the approval, consent or authorization of any Federal, State or local authority.

        Section 3.2    Representations and Warranties of Grassy Cove.  Grassy
                       ---------------------------------------------
Cove represents and warrants to Roaring Creek that:

        (a) Grassy Cove is a corporation duly incorporated and in good stranding in Delaware;

        (b) Grassy Cove has full power and authority to enter into and perform this Agreement and, as a Partner of the Partnership, to execute and deliver the Management Services Agreement and the execution, delivery and performance of this Agreement and all transactions contemplated hereby and, as a Partner of the Partnership, the execution and delivery of the Management Services Agreement have been duly authorized and approved by all necessary action of its Board of Directors and this Agreement is the valid and binding agreement of Grassy Cove and the Management Services Agreement are each valid and binding agreements of it as a Partners in the Partnership; and

        (c) the execution, delivery and performance by Grassy Cove of this Agreement and, as a Partner of the Partnership, the Management Services Agreement do not and will not conflict with or constitute a violation of any judgment, order, decree, other agreement or arrangement to which Grassy Cove or any Affiliate thereof is a part or by which any of them is bound or require the approval, consent or authorization of any Federal, State or Local authority.


                                   ARTICLE IV

                                 Contributions
                                 -------------

     Section 4.1.   Initial Contributions.  Roaring Creek and Grassy Cove hereby
                    ---------------------
each contribute to the capital of the Partnership their respective interests in certain mining equipment, real estate, other assets, and liabilities as are conveyed by bills of sale and assignments to the Partnership dated this same date, and the benefits of all coal sales and brokerage efforts with respect to Appalachian area, and any resulting goodwill, directly or indirectly, developed by Roaring Creek and Grassy Cove or their Affiliates.

     Section 4.2.   Cash Contributions For Capital, Expenditures and Operating
                    ----------------------------------------------------------
Expenses.  The Partners shall from time to time contribute in proportion to
--------
their respective Partnership interests such amounts of cash to he capital of the Partnership as shall be necessary in order pay amounts contemplated by the Budget.

     Section 4.3.   Cash Calls.  The Partnership shall determine the cash
                    ----------
requirements of the Partnership for the expenditures, business and programs contemplated by the Budget in effect at that time pursuant to Section 5.6 and issue calls to the Partners, from time to time upon at least ten Business Days' notice, and contributions of amounts for the following month from the Partners in proportion to their Partnership interests. In order to assist the Partners in planning for cash calls, the Partnership shall provide the Partners on or prior to the first day of each calendar month with its estimate of the amount and the timing of cash calls for the next three succeeding calendar months, but if necessary the Partnership may make cash calls in excess of those estimated for any month. Each Partner agrees to provide the amounts required by any cash calls issued by the Partnership in accordance with the provisions of this
Section 4.3 by the third Business Day prior to the first day of the calendar month for which such amounts are requested. The Partner shall be required to contribute cash or pay expenses in excess of amounts set forth in an approved Budget or later ratified by the Partnership, except for expenditures in excess of the Budget in amounts which do not exceed ten percent of the amount budgeted for any one item; provided, that aggregate excess expenditures do not exceed
                  --------
five percent of the entire Budget; and provided, further, no such excess
                                       --------  -------
expenditure shall be made for any item as to which a contingency amount is included in the Budget or in excess in the aggregate of any general contingency amount included in the Budget.

     Section 4.4.   Interest on Capital Contributions.  No interest shall be
                    ---------------------------------
paid in the Partnership on any capital contributed by the Partners to the Partnership.

     Section 4.5    Investment of Contributions.  As and when requested by the
                    ---------------------------
Executive Committee, the Partnership shall invest its surplus funds in _____________ obligations constituting full faith and credit obligations of the United States, __________ deposits in any branch of any commercial bank organized under the laws of the United States or any state thereof having capital and surplus of at least $50 Million, or (iii) prime commercial paper of any corporation organized under the laws of the United States or any state thereof or any combination thereof, provided in each case the period of material on the case of acquisition of any such obligation, deposit or commercial paper shall not exceed 90 days. The Partnership may also invest in such other investments as shall be approved by the Partners. Any income earned on such investments shall belong to the Partnership.

     Section 4.6.   Failure to Make Contributions.  If either Partner fails in
                    -----------------------------
its obligation to make any payment or contribution of any amount required hereunder to the Partnership, such obligation shall constitute indebtedness from such Partner to the Partnership and shall bear interest payable to the Partnership from the date such amount was due until the earlier of the date on which such Partner pays such indebtedness in full or the other Partner elects to make payment as described in the fourth sentence of this Section, at a rate equal to the sum of the Prime Rate plus four percent (or at such other rate as shall be established by an Act of the Partners), provided, that the rate of
                                                 --------
interest shall in no event exceed the maximum amount permitted by applicable law. Such interest shall not be treated as a capital contribution by either Partner. In addition, the Partnership may recover reasonable attorneys' fees incurred in recovering the amount of such debt and interest from the defaulting partner and any other damages suffered as a result of such failure to make such payment or contribution. In addition to the right of the Partnership to recover such indebtedness and interest, the other Partner may, _____ shall not be required to, make such payment or contribution (without any interest thereon) to the Partnership on behalf of the default Partner. Any such payment or contribution shall constitute a loan to the defaulting Partner from the other equal to the sum of the Prime Rate plus four percent (or at such other rate as shall be established by an Act of the Partners, provided that the rate of interest shall ____ be payable on demand, together with accrued interest, and may be prepaid, in time without penalty and the Partner making such loan may at any time recover from the defaulting Partner, reasonable attorneys' fees and any other damages suffered as a result of the defaulting Partner's failure to make any payment or contribution.

                                   ARTICLE V

                           Management and Operations
                           -------------------------

     Section 5.1    Executive Committee.  The Partners hereby establish an
                    -------------------
Executive Committee to approve Budgets and Operations and to determine other policies, objectives, procedures, methods and actions under this Agreement. The Executive Committee shall consist of three members. Each initial Partner shall have the right to appoint one such member until and unless one of such Partners transfers all or part of its Partnership interest and one such member shall be the General Manager of FINAMAX. If all or part of a Partnership interest is transferred, the transferor and transferee shall agree on method of selection of the members previously appointed by such transferor, except that each major partner shall have the right to appoint at least one such member. Each Partner may appoint one or more alternates to act in the absence of a regular member appointed by it. Any alternate so acting shall be deemed a member.
Appointments shall be made or changed by notice to the other Partner.

     Section 5.2    Design.  Each Partner represented on the Executive
                    ------
Committee, acting through its appointed member, shall have one vote per one percent of Partnership Interest on the Executive Committee. As long as each initial Partner (together with its Affiliates) has a partnership Interest equal to 40 percent or more, all decisions of the Executive Committee shall be by unanimous decision of the initial Partners. At such time as any initial Partner (together with its Affiliates) has a Partnership having an aggregate of more than 50 percent of the total partnership Interests then outstanding; provided
                                                                     --------
that the consent of each initial Partner who is also a Major Partner shall be required in connection with the following matters:

    (i) any decision to take or refrain from taking any action which would cause a material breach or the termination of any material contract by which the Partnership or such Partners are bound;

    (ii) settlement by the Partnership of any legal proceeding or claim against the Partnership involving the payment by the Partnership of any amount in excess of $50,000;

    (iii) approval of any Budget of the Partnership or any material changes thereto or any material agreement to be entered into by the Partnership or any material changes thereto;

    (iv) the appointment of any president, determination of tasks to be done by a president, execution of any agreement with any president or any material amendment to this Agreement or any contract with a president; and

    (v) any other matter which such Partners agree in writing shall require the consent of each such Partner.

     Section 5.3    Meetings.  The Executive Committee shall hold regular
                    --------
meetings as frequently as it determines to be necessary, which shall be called by the Partner designated at the last preceding meeting. Either Partner may call a special meeting upon five Business Days' notice to the other Partner.
All meetings shall be held at such location in the United States as may be specified in any notice of a meeting. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if one member representing each Partner represented on the Executive Committee is present. Each notice of a special meeting shall specify the matters to be considered at such meeting but any matter may be considered with the consent of all members of the Executive Committee. The minutes of such meeting, which shall be prepared by a partner designated at such meeting, shall be, when signed by each Major Partner, the official record of the decisions made by the Executive Committee and shall be binding on the Partners. All costs of attending such meetings shall be paid for by the Partners individually.

     Section 5.4    Action Without Meeting.  In lieu of meetings, the Executive
                    ----------------------
Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Partners whose consent was required to make the decision.

     Section 5.5    Matters Requiring Approval.  Subject to the proviso in
                    --------------------------
Section 5.2, the Executive Committee shall have exclusive authority to accept Budgets and to determine all management matters related to the Partnership.

     Section 5.6    Budgets.  (a) On or prior to September __ of each calendar
                    -------
year commencing on or after January 1, 1984, the Partnership shall prepare a proposed Budget for the following calendar year. The proposed Budget shall be considered at a meeting of the Executive Committee held during the last three months of the calendar year. If no Budget is approved at such meeting, the Partners shall cause a special meeting of the Executive Committee to be held to consider further and approve a Budget.

    (b) For any period during which no Budget has been duly adopted by the Executive Committee, the Executive Committee shall be deemed to have approved, and, without any further act of any Partner being required, the Partners shall be bound by, a Budget consisting of the following items:

         (i) for the first calendar year during which no Budget is so approved, expenditures for items other than capital expenditures in amounts equal to the amounts approved in the last Budget duly approved by the Executive Committee without regard to this subsection;

         (ii) such additional operating or capital expenditure items as the Executive Committee shall unanimously approve; and

         (iii) such additional expenditures in such amounts and at such times as may be necessary in the reasonable good faith judgment of any Major Partner in order to avoid any default by the Partnership under any contract or agreement by which the Partnership, whether directly or as agent, is bound.

     (c) Any Budget may be amended at any time by vote of the Executive Committee in accordance with Section 5.2.

     Section 5.7    Interim Budgets.  For any period during which no Budget has
                    ---------------
been duly adopted by the Executive Committee, the Executive Committee shall be deemed to have approved, and, without any further act of any Partner being required, the Partners shall be bound by a Budget consisting of the following items:

    (a) for the calendar year during which no Budget has been adopted, Operations and expenditures for items other than capital expenditures of a type, to the extent and in amounts equal to the amounts approved ___ the last Budget duly approved by the Executive Committee without regard to this Section:

    (b) such Operations and operating or capital expenditure items as the Executive Committee shall unanimously approve; and

     (c) such Operations and additional operating or capital expenditures in such amounts and at such times as may be necessary in the reasonable good faith judgment of any Major Partner in order to maintain the Operations or to avoid any default by the Partnership or any Partner under any contract or agreement by which they are bound.

     Section 5.8    Officers.  The Executive Committee shall have the right to
                    --------
appoint officers for such Partnership offices as it deems necessary, including, but not limited to, the offices of president, vice-president, secretary, and treasurer. Except with respect to the approval of the Budget, the Executive Committee shall have the right to delegate to the Partnership officers such authority and responsibility concerning the management and operation of the Partnership as the Executive Committee deems appropriate. Such delegation of authority to Partnership officers shall be by unanimous resolution adopted by the Executive Committee and set forth in the regular minutes of business. Any third party dealing or contracting with the Partnership through its officers pursuant to a resolution of the Executive Committee shall have the right to rely on the expressed provisions of such resolution without regard to the appropriateness of the act of delegation.

                                  ARTICLE VI

                       Allocation of Profits and Losses
                       --------------------------------

     Section 6.1    Profits and Losses.  Net Profits and Net Losses of the
                    ------------------
Partnership shall be allocated to the Partners in proportion to their Partnership Interests.

     Section 6.2    Allocation of Distributors Subsequent to Assignment.  The
                    ---------------------------------------------------
Net Profits and Net Losses of the Partnership attributable to any interest in the Partnership acquired by reason of the assignment of the interest or substitution of a Partner with respect to that interest and any distributions made with respect thereto shall be allocated between the assignor and the assignee and set forth in a document delivered to the other Partner and the Manager. If no such agreement between the assignor and the assignee is delivered to the other Partner and the Manager all Net Profits and Net Losses accruing prior to the effective date of such assignment or substitution and all distributions with respect thereto shall be allocated or distributed to the assignor and all other profits, losses and distributions shall be allocated or distributed to the assignee. Such partner and the Manager shall not be liable to the assignor or the assignee as long as allocations and distributions are made in good faith on such basis.

     Section 6.3    Capital Accounts.  A capital account shall be maintained for
                    ----------------
each Partner. A Partner capital account shall be credited with (i) the amount of cash paid and the fair market value of property contributed to the Partnership as capital contributions and (ii) the share of partnership income or gains allocable to such account, and shall be debited with (x) the share of Partnership deductions or losses allocable to such account and (y) the amounts of any distributions made to such Partner with respect to such account. The initial capital accounts of the Partners shall be equal. Additionally, a separate capital account shall be maintained for each Partner on the same basis as previously set forth in this Section 6.3 but substituting the tax basis for the fair market value of properly contributed to or distributions from the Partnership and basing depreciation calculations on such tax basis.

                                  ARTICLE VII

                                  Accounting
                                  ----------

     Section 7.1    Books and Records:  Accounting Policies.  The books and
                    ---------------------------------------
records of the Partnership shall be maintained on an accrual basis in accordance with United States generally accepted accounting principles and with the Accounting Procedure. Such books and records shall be adequate to permit the preparation of complete financial statements and the filing of tax returns by the Partners and the Partnership.

     Section 7.2    Audit.  Unless waived by the Executive Committee, the
                    -----
accounts of the Partnership shall be audited as of the end of each calendar year by Coopers & Lybrand or any other nationally recognized firm of certified public accountants unanimously selected by the Partners. Any Partner shall be entitled (either directly or through any designated representative) at any time during normal business hours and without any need for prior notice to examine and make copies of the books and records of the Partnership.

                                 ARTICLE VIII

                              Tax Considerations
                              ------------------

     Section 8.1    Taxable Year.  The Partnership's taxable year shall be the
                    ------------
calendar year.

     Section 8.2    Elections.  Neither the Partnership nor any Partner shall
                    ---------
elect at any time to be excluded from any of the provisions of Subchapter K of the Code. Any other election required or allowed to be made by the Partnership shall be made by an Act of the Partners, except that the Partners hereby agree for Federal income tax purposes:

     (a) to keep the books of the Partnership on ac accrual basis; and

     (b) that all tax election shall be made with the intent of maximizing deductions in the current year to the extent permissible under law, unless all Partners agree otherwise.

     Section 8.3    Allocations.  For Federal income tax purposes the
                    -----------
distributive share of each Partner in each item of Partnership income, gain, loss, deduction or credit shall be allocated to and among the Partners according to the same percentages and provisions herein governing the Partners sharing of profits and losses.

     Section 8.4    Tax Returns.  The Tax Matters Partner (or, in designated
                    -----------
instances, the Partnership, if all Partners agree) shall prepare, or cause to be prepared, Federal, state and local income, and other tax returns of the Partnership and shall file such returns, which shall be satisfactory in form and substance to each Partner and other entity that was a Partner during the tax year for which such return is filed, with the Internal Revenue Service and with the appropriate sate and local taxing authorities.

     Section 8.5    Tax Matters Partner.  A Tax Matters Partner of the
                    -------------------
Partnership shall take no action as Tax Matters Partner unless all major Partners and other entities that were Major Partners during the tax year with respect to which such action is to be taken shall have unanimously agreed that that action shall be taken, and a Tax Matters Partner shall give to the other Partners prompt notification (without regard to any time period allowed by the Code for any such notification) of any communication from or action by the Internal Revenue Service with respect to the Partnership or any Partnership Item of the Partnership. The Tax Matters Partner for the Partnership is hereby designated to be Roaring Creek.

                                  ARTICLE IX

                                 Distributions
                                 -------------

     Section 9.1    Capital.  Except as otherwise provided herein, capital,
                    -------
whether cash or property, may not be distributed by or withdrawn from the Partnership without the consent of each Major Partner.

     Section 9.2    Excess Cash.  To the extent that the cash available in the
                    -----------
bank accounts of the Partnership at the close of business on the twentieth calendar day of each month exceeds the anticipated cash requirements of the Partnership for such month and the next month, such cash shall be distributed on such day first, to repay any loan made by any Partner or the Partnership pursuant to Section 4.6 and second to the Partners in proportion to their respective Partnership Interests as of the last day of the preceding month.

                                   ARTICLE X

                        Dissolution and Purchase Rights
                        -------------------------------

     Section 10.1   Dissolution.  The Partnership may be dissolved only as
                    -----------
follows:

     (a) By written agreement of all Major Partners;

     (b) Upon delivery of notice to the other Partners by any Partner, if a Major Partner has transferred all or any portion of its Partnership Interest in violation of Article X: and such violation has remained _______ for at least 60 days after notice of such violation by such Partner to the transferring Partner; or

     (c) Upon delivery of notice by any Partner, if the Partner to whom such notice is directed (the "defaulting Partner") (x) has failed to make a contribution of, or contributions aggregating $30,000 or more in accordance with the provisions of Article IV hereof and such failure to pay has not been cured by the nondefaulting Partner and has continued for a period of 30 days after notice thereof to the defaulting Partner from the nondefaulting Partner or (y) has failed to repay within two Business Days after demand any loan made by the nondefaulting Partner to the defaulting Partner pursuant to Section 6.6.

     Section 10.2   Distributions Upon Liquidation.  (a) Except as set forth in
                    ------------------------------
paragraph (b) below, upon any dissolution of the Partnership, the assets of the Partnership shall thereupon be liquidated and the proceeds from such liquidation shall be applied and distributed in the following order of priority:

          (i) to the payments of debts and liabilities of the Partnership and the expenses of such liquidation and of any loans made by the Partnership or any Partner pursuant to Section 4.6;

          (ii) to the setting up of any reserves which are reasonably necessary (in the reasonable judgment of any Major Partner or, in the case of any dissolution pursuant to Section 10.1(c), in the reasonable judgment of the nondefaulting Partner) for any contingent or unforeseen liabilities of the Partnership; and

          (iii) if the balances of the capital account of the Partners at the time of the initial distribution are not in proportion to their respective Partnership Interests, to the Partner whose capital account is proportionately excessive to the extent of such excess and until such balances are in such proportion and thereafter and in any other event to the Partners in proportion to their respective Partnership Interests;
                 provided, however, that any Partner whose balance in the
                 --------  -------
                 capital account is a negative amount shall contribute to the Partnership in cash the amount of that negative balance.

In connection with any liquidation of the assets of the Partnership, each Partner shall have the right to bid on any asset on an equal basis as third parties, it being the intent hereof that upon liquidation the activities of the Partnership shall be wound down, the assets of the Partnership shall be reduced to cash and such cash shall be distributed as set forth in this Section 10.2.

     (b) If Roaring Creek would otherwise be entitled to give notice of the dissolution of the Partnership under Section 10.1(b) or 10.1(c), Roaring Creek may elect, in lieu of giving such notice, to notify Grassy Cove that it will acquire the Partnership Interest of Grassy Cove and its Affiliates pursuant to Section 10.3 hereof. If Grassy Cove would otherwise be entitled to give notice of the dissolution of the Partnership in accordance with Section 10.1(b) or 10.1(c), Grassy Cove may elect, in lieu of giving such notice, to notify Roaring Creek that it will acquire the Partnership Interest of Roaring Creek and its Affiliates pursuant to Section 10.3 hereof. In any such case, the Partners shall execute such instruments of amendment, assignment and consent as may be required or advisable.

     Section 10.3   Buy-Out.  Any Partner that elects pursuant to Section ___
                    -------
(the Purchasing Partner") to purchase the Partnership Interests of any other Partner and its Affiliates (collectively, the "Selling Partner") shall exercise its election to acquire such Partnership Interests by notice to the Selling Partner setting forth such election and the grounds upon which such Partner is entitled to make such election, and the date (which shall not be earlier than 90 nor later than 120 days after the date such notice is given) upon which such Partnership Interest shall be transferred from the Selling Partner to the Purchasing Partner. The Selling Partner shall be bound by the provisions of the notice relating to such date. The purchase price for such transfer shall be the book value of the Partnership Interests to be purchased, without giving effect to good will, but including the present value (discounted at a rate equal to the average of the Prime Rate for _____of the two preceding years plus five percent) of the then existing ongoing sales, brokerage or other contracts of the Partnership. Such present value shall be determined by either John T. Boyd Company or Pittsburgh, Pennsylvania, _____Engineering Company of Beckley, West Virginia, or Paul Weir Company of Chicago, Illinois. The Selling Partner and the Purchasing Partner shall each eliminate one of such firms and the remaining firm shall be requested to make a determination of such present value. The expenses of such determination shall be paid by the Partnership. The purchase price shall be payable, at the option of the Purchasing Partner, in cash on the date of transfer of the Partnership Interest, or within five years thereafter in equal annual installments payable on the date of such _______ and thereafter on each succeeding anniversary of such date, together with interest from the date of such transfer on any unpaid portion of the purchase price at a rate equal to the Prime Rate plus one percent, provided that the rate of interest shall in no event exceed the maximum amount permitted by applicable law and that the Purchasing Partner shall be entitled to offset against such purchase price any amounts owed to it by the Selling Partner pursuant to Section 6.5. The Partnership Interest to be acquired by the Purchasing Partner shall include all of the _______ Partner's rights and interest under this Agreement. The transfer of Partnership Interests to the Purchasing Partner pursuant to this Section 10.3 shall relieve the Selling Partner of all obligations to the Partnership or to the Purchasing Partner other than for those resulting from events occurring prior to the effective date of such transfer. The Selling Partner agrees, from time to time at the request of the Purchasing Partner, at or after the date of such transfer, to execute and _____ such instruments of conveyance, assignment, transfer and consent as may be required or advisable for the effective conveyance and transfer of any of the business, properties, name, good will, assets and rights included in such Partnership Interest.

     Section 10.4   Continuing Responsibilities.  Notwithstanding any amendment
                    ---------------------------
or termination of this Agreement or dissolution of the Partnership and subject to the provisions of this Agreement, each Partner shall remain _____ for, and _______ the extent that they have not theretofore been paid and discharged and to the extent that any reserves created upon the dissolution of the Partnership shall be insufficient therefore, pay, when due, its proportionate interest (based on the percentage amount equivalent to its Partnership Interest at the time of such dissolution) of, all liabilities of the Partnership, including without limitation, the liabilities (i) assumed or incurred by the Partnership prior to the time of the dissolution or (ii) arising thereafter as a result of the conduct of the business of the Partnership prior to the dissolution of the Partnership and the completion of any liquidation or sale of all of the assets of the Partnership.

     Section 10.5   Right to Redress.  The provisions of this Article X are not
                    ----------------
intended to set forth the exclusive remedies available if any Partners shall be in default under this Agreement and shall be in addition to each and every other remedy now or hereafter existing. A Partner may institute legal action against the other Partner in its own name or that of the Partnership if such other Partner is in default under this Agreement with no consent required on the part of such defaulting Partner.

                                  ARTICLE XI

                             Transfer of Interest
                             --------------------

     Section 11.1   General.  Prior to the fifth anniversary of the date of this
                    -------
Agreement, no Partner shall have the right to assign, transfer, convey, pledge or otherwise dispose of any or all of its Partnership Interest. Thereafter no such assignment, transfer, conveyance, pledge or disposition shall be made except with the prior consent of the other Partner (which shall not be unreasonably withheld. the transferring Partner shall remain liable hereunder for the good and ______ performance of its pre-transfer Partnership Interest of ________ and liabilities (no matter when arising) arising out of operations of the Partnership prior to such transfer and, in case of any transfer to an Affiliate of the transferring Partner, shall remain liable hereunder to the extent such Partner would have been, or such Affiliate is, liable hereunder as though no such transfer had been made. The transferring Partner and the transferee shall bear all tax consequences and shall reimburse all other reasonable out-of-pocket expenses of any Major Partner in connection with the transfer and the transferee, as of the effective date of the transfer, shall have agreed in writing in a form satisfactory to the other Partners to be bound by this Agreement (including this Article XI) t the same extent as the transferring Partner. Any transfer not made in compliance with this Article XI shall be null and void.

     Section 11.2   Assignment to an Affiliate.  Section 11.3 and the first
                    --------------------------
sentence of Section 11.1 shall not apply to, and no consent of any Partner shall be required for, as assignment of all or any portion of a Partner's Partnership Interests to an Affiliate of the assignor.

     Section 11.3   Preemotive Right.  (a) Except as otherwise provided in
                    ----------------
Section 11.4, if a Partner desires to convey, assign or transfer all or any part of its Partnership Interest, the other Partner shall have a preemptive right to acquire such Partnership Interest as provided in this Section 11.3.

     (b) A Partner intending to transfer all or any part of its Partnership Interest shall promptly notify the other Partner of such intent. This notice shall identify the proposed transferee and shall state the ____ (which shall be payable in cash only ) and all other material terms and conditions of the intended transfer. The other Partner shall have ___ days from the date such notice is delivered to notify the transferring partner whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the transfer shall be consummated promptly after notice of such election is received to the transferring Partner.

     (c) If the Partner entitled to purchase hereunder fails to so elect within the period provided for in Section 11.3(a), the transferring Partner shall have 90 days following the expiration of such period to consummate the transfer to the proposed transferee at a price and on terms no less favorable to the transferring Partner than those set forth in the notice required in Section 11.3(b).

     (d) If the transferring Partner fails to consummate the transfer to the proposed transferee within the period set forth in Section 11.3(c), the preemptive right of the other Partner with respect to any disposition of such Partnership Interest shall be ______. any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 11.3.

     Section 11.4   Exceptions to Preemptive Right.  Section 11.3 shall not
                    ------------------------------
apply to any transfer occurring by operation of law in a corporate merger, consolidation, amalgamation or reorganization of a Partner in which the surviving entity possesses all of the stock or all of the property rights and interests, and is subject to all of the liabilities and obligations of that partner or to the grant by a Partner of a security interest in any portion of its Partnership Interest pursuant to the second paragraph of Section ____.

     Section 11.5   Instruments of Assignment.  Whenever any Partnership
                    -------------------------
Interest is transferred to any entity which thereby becomes a Partner, the other Partner agrees to execute an appropriate instrument admitting such entity.

     Section 11.6   More Than two Partners.  Without limiting the rights of any
                    ----------------------
Partner under Section 11.1, if, after giving effect to any transfer of Partnership Interests in accordance with this Article XI there would be more than two Partners, Section 4.6, Section 10.2(b), Section 10.3 and Section 11.3 shall be amended, effective the date of such transfer, as appropriate to reflect the increased number of Partners and all references to Partner or Partners shall be deemed to refer to or include such additional Partner where the context requires.

                                  ARTICLE XII

                                   Insurance
                                   ---------

     Section 12.1   Insurance.  The Partnership shall maintain:
                    ---------

     (i) Coverage which shall comply with all applicable state and federal workers' compensation and occupational disease laws and which shall encompass all employees of the Partnership. These policies shall also provide for employers' liability in the amount of not less than $1,500,000 (see section on comprehensive general liability).

     (ii) Comprehensive general liability insurance against claims arising out of the operations of the Partnership with limits of not less than $2 million per occurrence, $4 million in the aggregate. Policy shall include _____ gap employers' liability endorsement, should coverage for same be omitted from workers' compensation policies.

     (iii) Automobile bodily injury and property damage liability covering automobiles owned, non-owned, or leased by the Partnership or the Manager in connection with the Operations of the Partnership. Limits of liability shall be not less then $2 million per occurrence, $4 million in the aggregate.

     (iv) Umbrella liability coverage in the amount of not less than $50 million, in the name of the Partner or in the name of each Partner, (providing excess coverage for employer's liability, comprehensive general liability, automobile liability, and limited named perils pollution).

     (v) Insurance against physical loss or damage to real and personal property owned by the Partnership by fire, explosion and other hazards or casualties. Such coverage shall have limits not less than the fair market value of the insured assets, subject to a deductible not exceeding $1 million.

     (vi) Insurance to compensate for business interruption losses, if such coverage is economically attainable.

     (vii) And other such insurances as are customarily maintained in the business (including but not limited to fidelity, environmental impairment, directors and officers, etc.).

                                 ARTICLE XIII

                        ACQUISITIONS WITHIN APPALACHIA
                        ------------------------------


     Section 13.1   General.  Any interest or option to acquire any interest in
                    -------
Coal Properties in Appalachia acquired or held during the term of this Agreement by or on behalf of a Partner or any Affiliate shall, except as otherwise provided in this Article or agreed to by the Partners, be included in the Partnership and shall be subject to the terms and provisions of this Agreement.

     Section 13.2   Intention of Parties.  It is the intention of the Partners
                    --------------------
that, except if it is necessary to act quickly in acquiring Coal Properties and consultation among the Partners is not practicable or if a Partner does not elect to accept the interest pursuant to Section 13.4, Coal Properties be acquired by the Partners in the Partnership name and not through the procedures described in Section 13.3, 13.4, and 13.5.

     Section 13.3   Notice to Nonacquiring Partner.  If it is not practicable to
                    ------------------------------
acquire Coal Properties in the Partnership name as contemplated by Section 13.2, within 14 days after the acquisition by any Partner or its affiliates of any interest or the option to acquire any interest in Coal Properties, the acquiring Partner shall notify the other Partner of such acquisition. Such notice shall describe in detail the acquisition, the real property and minerals covered thereby, the cost thereof, and the reasons why the acquiring Partner believes that the acquisition of the interest is in the best interests of the Partners under this Agreement. The acquiring partner shall also make any and all other information concerning the acquired interest available to the other Partner.

     Section 13.4   Option Exercised.  If, within 90 days after receiving the
                    ----------------
acquiring Partner's notice pursuant to Section 13.3, the other Partner notifies the acquiring Partner of its election to accept the acquisition in the Partnership name, the acquiring Partner or Affiliate shall convey to the Partnership, be deed or by assignment of lease in form acceptable to the other Partner, such acquired interest. The acquired interest shall become a part of the Partnership for all purposes of this Agreement immediately upon notice of such other Partners election to accept such. Such other Partner shall promptly pay to the acquiring Partner its proportionate share of the latter's accrual out-of-pocket acquisition costs and shall assume its proportionate share of any indebtedness incurred in making such acquisition.

     Section 13.5   Option Not Exercised.  If the other Partner does not give
                    --------------------
such notice within the 90-day period set forth in Section 13.4, neither it nor the Partnership shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Partnership, shall not be considered Coal Property and shall not be subject to this Agreement.

     Section 13.6   Stock Acquisitions.  If any Partner acquires, or proposes to
                    ------------------
acquire, any interest in Coal Property through the acquisition of stock in a company in which such interest and related assets represent less than 50 percent of the fair market value of all assets of such company, such acquisition or proposed acquisition shall be subject to this Article XIII only if reasonably practicable and if such interest and related assets can reasonably be offered to a Partner and held in partnership subject of this Agreement.

                                  ARTICLE XIV

                              General Provisions
                              ------------------

     Section 14.1   Information.  The Partnership shall from time to time
                    -----------
provide each Partner with such information and records as such Partner may reasonably request.

     Section 14.2   Confidentiality.  Each Partner and the Partnership shall use
                    ---------------
their best efforts to assure that all information disclosed to them in connection with the business of the Partnership and not otherwise generally available shall be kept confidential and shall not be revealed without the consent of the Partners to anyone other than to directors, employees, accountants and representatives of the Partnership, the Partners and their Affiliates or in connection with filings required by law with government agencies or courts. If such information is revealed to such persons, each Partner and the Partnership agree to use their best efforts to have such persons keep such information confidential.

     Section 14.3   Notices.  Notices, payments and other required
                    -------
communications to the Partners or the Partnership shall be in writing or by telex with acknowledgment of receipt and shall be effective

(i) when delivered during normal business hours to the party to be given such notice, election or consent at the address designated by it for such delivery,
(ii) five Business Days after such notice, election or consent shall have been deposited in the United States mails, certified or registered with return receipt requested and postage thereon fully prepaid, addressed to such address or (iii) on the calendar day following the day such notice, election or consent shall have been transmitted by telecopy, telex or telegram, fully prepaid, to such address or telephone number, whichever shall first occur. Until otherwise specified by notice to the other Partner, the addresses and telephone numbers for any such notice, election or consent shall be:

          If to Roaring Creek:

               Roaring Creek Coal Company
               251 N. Illinois Street
               Post Office Box 967
               Indianapolis, Indiana  46206-0967
               Attention:  Vice President, Law & Governmental Affairs
               Telex:  276163
               Telecopier:  317-266-3429

          If to Grassy Cove:

               Grassy Cove Coal Mining Company
               c/o American Petrofina, Incorporated
               Fina Plaza
               8350 North Central Expressway
               Post Office Box 2159
               Dallas, Texas  75206
               Attention:  Vice President
               Telex:  0730138
               Rapifax:  214-750-2798

          With a copy to:

               Petrofina S.A.
               52 Rue de Industrie
               1040 Brussels, Belgium
               Attention:  Manager, Coal Operations
               Telex:  PFINAS 846 21556
               Rapifax:  322-2339191

          If to the Partnership:

               Bentley Coal Company
               Hyer Building

               1500 Harrison Avenue
               Elkins, West Virginia  26241
               Attention:  President
               Telecopier:

     Any notice delivered to any Partner or to the Partnership shall be given to all other Partners and the Partnership as nearly simultaneously as is practicable.

     Section 14.4   Waiver.  The failure of a Partner to insist on the strict
                    ------
performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Partner's right thereafter to enforce any provision or exercise any right.

     Section 14.5   Modification.  No waiver under, modification of or amendment
                    ------------
to this Agreement shall be valid unless made in writing and duly executed by the requisite number of Partners.

     Section 14.6   Further Assurances.  Each of the Partners agrees that it
                    ------------------
shall from time to time take such actions and execute such additional instruments as may be reasonably necessary to carry out the purposes of this Agreement.

     Section 14.7   Governing Law.  This Agreement shall be governed by the Laws
                    -------------
of the State of New York and shall be construed in accordance with the Act.

     Section 14.8   Consent to Jurisdiction:  Service of Process.  Subject to
                    --------------------------------------------
Section 14.9, each of the Partners: (a) irrevocably submits to the jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement or the operations of the Partnership; (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any suck suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; (c) hereby appoints CT Corporation System its automated agent to accept and acknowledge service of any and processes which may be served if any suit, action or proceeding of the nature referred to in this Section 14.8 and consents to process being served in any such suit, action or proceeding upon CT Corporation System in any manner or by the mailing of a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to such Partner's address specified in
Section 14.3; and (c) agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 14.8 shall affect the right of any Partner to serve process in any manner permitted by law or limit the right of any partner to bring proceedings against any other Partner in the courts of any jurisdiction or jurisdictions. Each Partner will, no later than 30 days after the date of this Agreement, take any action necessary to make the preceding appointment effective and will deliver to the other Partner a copy of acceptance of appointment of CT Corporation System.

     Section 14.9   Settlement of Disputes and Arbitration.  The Partners
                    --------------------------------------
recognize that disagreements between them could result in an impasse. the Partners further recognize that such an impasse resulting from disagreement with respect to Budgets and certain other major decisions would have an adverse effect upon Operations. Accordingly, the Partners have agreed upon the _______ ____ form in this Section 14.9 pending resolution of such disagreements.

     If the Partners are unable to resolve disputes, Roaring Creek and Grassy Cove will, prior to referring any matter to arbitration pursuant to this Section
14.9 or Section 2.4 of the Accounting Procedure, in the first instance refer the dispute to top level executives of AMAX Inc. a New York corporation, and Petrofina S.A., a Belgian corporation, respectively, who are not members of the Executive Committee or the FINAMAX Management Committee, and if such executive officers do not resolve the dispute within 30 days of referral, either Partner may refer such matter to arbitration as provided herein or in Section 2.4, as the case may be. Any dispute or difference which may arise between the Partners solely with respect to the meaning or interpretation of any provision of this Agreement, other than disputes or differences with respect to accounting matters described in and subject to Section 2.4 of the Accounting Procedure, shall be finally settled by arbitration in accordance with the regulations of the American Arbitration Association. Either Partner may serve written demand on the other Partner that any such dispute be settled by arbitration within 30 days of the date of such written demand, the Partner serving such demand shall deliver to the other Partner a written designation of an arbitrator. The other Partner shall, within 30 days after receipt of such designation, deliver to the first Partner a written designation of an arbitrator selected by such other Partner. The two arbitrators so designated shall designate a third arbitrator mutually acceptable to them, but if the two arbitrators are unable within 15 days to agree upon a third arbitrator, or if the other Partner or the two arbitrators shall fail to designate an arbitrator within 30 days after the designation of an arbitrator by the first Partner, the first Partner may apply to the American Arbitration Association for the appointment by such Association of such second or third arbitrator in accordance with its rules and regulations. If such experience is, in the judgment of the Major Partners, relevant to the question to be arbitrated, the arbitrators appointed by each Partner and ________ American Arbitration Association shall be persons experienced in the coal business.

     The Partners agreed to be conclusively bound by the decision or report of arbitrators designated in accordance with the preceding paragraph and Section
2.4 of the Accounting Procedure.

     Section 14.10.  Counterparts.  This Agreement may be signed in any number
                     ------------
of counterparts, each of which shall be an original, and which together shall constitute but one agreement.

     Section 14.11.  Severability.  If any provision of this Agreement or the
                     ------------
application of any provision hereof to any party or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to any other party or set of circumstances shall not be affected unless the invalidity of such provision substantially impairs the benefits of the remaining provisions or the realization of the agreements of the parties expressed herein.

     Section 14.12.  Miscellaneous.  This Agreement supersedes any other
                     -------------
agreement dated prior to the date hereof, including the _______ of Agreement, between the Partners or their Affiliates with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Partnership Agreement to be executed by their duly authorized representatives as of the date first above written.

                                    Roaring Creek Coal Company

                                    By: /s/ Illegible
                                       --------------------------------

                                    Its:_______________________________


                                    Grassy Cove Coal Mining Company

                                    By: /s/ Illegible
                                       --------------------------------
                                    Its: Vice President
                                        -------------------------------

                                   EXHIBIT A
                                   ---------



                             ACCOUNTING PROCEDURES

                                   ARTICLE I
                                   ---------

                                  Definitions
                                  -----------

     Terms used herein and defined in the Partnership Agreement have the meaning set forth therein and the following terms have the following meanings:

     "Agreement" means Partnership Agreement;

     "Section" means a section of this Accounting Procedure, unless otherwise specified.

                                  ARTICLE II
                                  ----------

                              General Provisions
                              ------------------

     Section 2.1.   Books, Records and Accounts; Audits
                    -----------------------------------

     The Partnership shall maintain, or cause to be maintained, true and correct books, records and accounts for the Partnership in accordance with the terms of the Partnership Agreement and with United States generally accepted accounting principles. All revenues and costs shall be recognized on an accrual basis. Such books, records and accounts shall include but not be limited to a complete set of double-entry books, consisting of appropriate asset accounts, liability accounts, capital accounts (i.e., Partners' equity accounts), and income and expense accounts. They shall be used to record all revenues, income, costs, expenses, receipts, disbursements, and other transactions of the Partnership, including the brokering and purchase and disposition of coal. Appropriate records, such as weigh tickets and engineering surveys, shall be maintained to verify the amount of production, coal purchases and shipments. The books, records and accounts shall be retained for three years, or such additional periods as may be required by the Internal Revenue Code.

     The Partnership books, records and accounts shall be audited annually as provided in Section 7.2 of the Partnership Agreement. The results thereof shall be delivered to each Partner within 120 days of the end of the calendar year.

     All written exceptions to and claims upon the partnership for discrepancies disclosed by any audit shall be made within sixty (60) days following completion of such audit and delivery of the results thereto to the Partners.

     At any time during normal business hours and without any need for prior notice, any Partner shall be entitled (through either internal auditors or another designated representative) to examine and make copies of the books and records maintained by the Partnership.

     Section 2.2.  Internal Accounting Control
                   ---------------------------

     The Partnership shall maintain or cause to be maintained systems of internal accounting control, including organization, supervision, procedures and records which are sufficient to provide reasonable assurance that:

     (a) All transactions are properly authorized;

     (b) All transactions are properly recorded on a timely basis to permit (1) preparation of financial statements and related footnotes in accordance with United States generally accepted accounting principles, (2) preparation of tax returns in accordance with the IRS Code and other applicable statutes, and (3) to maintain accountability for assets;

     (c) All assets are adequately safeguarded and all liabilities are recognized and discharged on a timely basis;

     (d) Recorded balances are periodically substantiated.

     Section 2.3.  Reports and Information
                   -----------------------

     Within twenty (20) calendar days after the end of each calendar month the Partnership Executive Committee shall be furnished a report as to the operating and financial results of FINAMAX Coal Company for the month and year-to-date, with comparisons to the adopted budget.

     Such financial information as is required for each partner to record their pro rata portion of the Partnership's financial results shall be furnished monthly to each Partner on a timely basis. This financial information will normally consist of a statement of financial position, an income statement, and a schedule of capital expenditures, as well as other financial data reasonably requested by each Partner.

     Each Partner shall be furnished such forecast, budget and other information as may be reasonably required to allow the preparation of financial projections, tax returns and other required reports.

     Section 2.4.  Arbitration
                   -----------

     Any dispute or difference which may arise between the Partners with respect to the meaning, interpretation or application of the Accounting Procedure or with respect to any other accounting matter shall be finally settled by Coopers & Lybrand, or any other firm of certified public accountants selected by the Partnership Executive Committee. If Coopers & Lybrand or such firm has been consulted by either Partner regarding the matter in dispute, such firm shall select any other firm of certified public accountants to act in its stead.

     Section 2.5.  Cash Accounts
                   -------------

     The Partnership shall maintain or cause to be maintained such bank accounts as are approved by the Partnership Executive Committee.